JOINT VENTURE TERMINATION AGREEMENT

This Joint Venture Termination Agreement (this "**Agreement**") is executed as of August 31, 2007, by and among EnerStruct, Inc., a Japanese *kabushiki kaisha* ("**Company**"), ITOCHU Corporation, a Japanese *kabushiki kaisha* ("**ITOCHU**") and Ener1, Inc., a Florida corporation ("**Ener1**"). The Company, ITOCHU and Ener1 are hereinafter referred to collectively as the "**Parties**" and individually as a "**Party**".

RECITALS

WHEREAS, ITOCHU and Ener1 are the principal shareholders of the Company, which was formed and operated pursuant to the JV Agreements; and

WHEREAS, ITOCHU and Ener1 wish to terminate the JV Agreements and to cease the operations of, and dissolve, the Company; and

WHEREAS, pursuant to this Agreement, ITOCHU, Ener1 and the Company further wish to provide for the disposition of certain intellectual property and assets in connection with the business of the Company as well as other obligations and rights of the Parties as of the Closing and after the termination of the JV Agreements.

NOW, THEREFORE, in consideration of the mutual promises, covenants and conditions set forth herein, the Parties hereby agree as follows:

SECTION 1

Defined Terms and Construction

1.1 *Defined Terms*. As used in this Agreement, defined terms shall have the meaning set forth in **Schedule 1.1** attached hereto.

1.2 *Dates and Times*. Unless otherwise specified, all dates and times used herein refer to Japanese local time.

SECTION 2

Transactions at Closing

2.1 *Transactions at Closing.*

(a) Subject to the terms and conditions of this Agreement, including without limitation the satisfaction of the conditions precedent set forth in Section 8.1 hereof (or waiver thereof by the relevant Party), at the Closing the Parties agree to effectuate the following transactions:

(1) The Company shall assign the EnerStruct IP to ITOCHU on or prior to the Closing Date, and ITOCHU shall license the IP to Ener1 in accordance with Section 3 below in exchange for the payment of the License Consideration by Ener1;

(2) Ener1 shall purchase certain Assets of the Company in accordance with Section 4 below;

(3) Ener1 shall make the SBIC Payments on behalf of ITOCHU and Ener1 in accordance with Section 6.3 below; and

(4) The JV Agreements (and any related joint venture) shall terminate in accordance with Section 6.4, and Ener1's directors shall resign from the Company.

(b) The transactions set forth in Section 2.1(a) shall be consummated at a closing (the "**Closing**") which shall take place at the offices of ITOCHU, at 10:00 a.m. local time on September 12, 2007, or such other place, time and date as ITOCHU and Ener1 mutually agree.

2.2 *Deliveries at Closing.*

(a) At the Closing, ITOCHU shall deliver:

(1) counterpart originals of this Agreement duly executed by ITOCHU to Ener1 and the Company;

(2) a counterpart original of the ITOCHU License Agreement in the form attached hereto as **Exhibit 1** duly executed by ITOCHU and the Know-How Book to Ener1; and

(3) an original countersigned shareholder consent of the Company approving certain matters set forth in Section 6.1(b) below ("**Shareholder Consent**").

(b) At the Closing, Ener1 shall deliver:

(1) counterpart originals of this Agreement duly executed by Ener1 to the Company and ITOCHU;

(2) a counterpart original of the ITOCHU License Agreement duly executed by Ener1 to ITOCHU;

(3) the portion of the Cash Consideration that is payable at the Closing to ITOCHU;

(4) a counterpart original of the Asset Transfer Agreement in the form attached hereto as **Exhibit 2** duly executed by Ener1 to EnerStruct with a copy to ITOCHU;

(5) the Stock Consideration to ITOCHU, of which concurrently Ener1 shall deliver the portion of the Stock Consideration that constitutes ITOCHU's SBIC Payment to SBIC on behalf of ITOCHU;

(6) evidence to ITOCHU that Ener1 has made ITOCHU's and Ener1's SBIC Payment to SBIC;

(7) the payment of the Purchase Price for the Assets to the Company;

(8) resignations from those directors appointed by Ener1 to the board of directors of the Company; and

(9) an original countersigned Shareholder Consent.

(c) At the Closing, the Company shall deliver:

(1) counterpart originals of this Agreement duly executed by the Company to Ener1 and ITOCHU;

(2) the EnerStruct IP Assignment in the form attached hereto as **Exhibit 3** duly executed by the Company (and evidence that the Certificate of Patent Assignment attached thereto has been duly filed for recordation at the Japanese Patent Office as of the Closing Date or earlier) and the Know-How Book to ITOCHU;

(3) counterpart original of the Asset Transfer Agreement duly executed by the Company to Ener1 with a copy to ITOCHU; and

(4) a copy of the Company's board of directors meeting minutes and duly executed written consents by the directors approving this Agreement, and the transactions contemplated hereby, including the EnerStruct IP Assignment, the Asset Transfer Agreement and the transfer of SBIC's 217 and 216 shares of Common Stock of the Company respectively to Ener1 and ITOCHU (collectively, the "**SBIC Share Transfers**").

SECTION 3

Assignment and License of Intellectual Property

3.1 *Assignment Of Company Intellectual Property; ITOCHU Notes.*

On or before the Closing Date, the Company shall irrevocably transfer and assign to ITOCHU the EnerStruct IP pursuant to the EnerStruct IP Assignment Agreement (and the related Certificate of Patent Assignment attached thereto shall have been duly filed for recordation with the Japanese Patent Office) in exchange for ITOCHU's cancellation of a portion of the repayment obligation of the Company under the ITOCHU Notes equal to the Japanese Yen value of the License Consideration received by ITOCHU from Ener1, which shall be determined by aggregating the total Cash Consideration (US$519,885) and value of the total Stock Consideration (3,333,333 shares) as of the date of this Agreement. The remaining balance of the ITOCHU Notes shall remain in effect and be credited to ITOCHU to be used as part of ITOCHU's portion of the Liquidation Expenses as set forth in Section 5.2 below. The ITOCHU Notes and the remaining balance, if any, at the time of completion of liquidation and dissolution of the Company, shall be terminated at such time. If the Closing does not occur for any reason, the EnerStruct IP shall be assigned back to the Company and the cancelled portion of the ITOCHU Notes shall be revived and remain in full force and effect.

3.2 *License of Intellectual Property by ITOCHU to Ener1.*

At and as of the Closing, provided that the assignment of the EnerStruct IP has been made in accordance with Section 3.1 above, ITOCHU shall execute and deliver the ITOCHU License Agreement granting the rights to the IP contemplated therein to Ener1. Ener1 shall concurrently execute and deliver to ITOCHU the ITOCHU License Agreement and shall pay the License Consideration in accordance with Section 3.3 below.

3.3 *License Consideration*

(a) In consideration of ITOCHU's execution of the License Agreement, Ener1 shall pay ITOCHU US$1,519,885 (the "**License Consideration**") as follows: US$519,885 payable in cash made in monthly installments (due and payable on the first day of each month) of US$75,000 (the "**Cash Consideration**") and (ii) US$1,000,000 payable at the Closing in newly issued shares of Common Stock of Ener1 priced at US$0.30 per share (the "**Stock Consideration**").

(b) Ener1 shall pay ITOCHU US$150,000 of the Cash Consideration at the Closing for the months of August and September 2007. The last payment for the full remaining unpaid balance of the Cash Consideration shall be paid to ITOCHU on or before March 1, 2008, provided that if Ener1 shall receive equity or debt financing of at least US$50,000,000 in one or more transactions or closings prior to March 2008, Ener1 shall pay the entire remaining balance of the Cash Consideration within 5 business days after receiving such proceeds.

(c) The Ener1 Common Stock constituting the Stock Consideration shall be issued to ITOCHU at the Closing, except that 400,000 of such shares will be issued directly to SBIC on behalf of ITOCHU on the Closing as ITOCHU's SBIC Payment. The Common Stock represented by the Stock Consideration and all Common Stock of Ener1 otherwise owned by ITOCHU as of the Closing shall be subject to a lock-up pursuant to which such Common Stock shall not be transferable without the consent of Ener1 until March 31, 2008. Thereafter, for a period of 6-months (deemed to end on September 30, 2008), the transfer of all or portions of such Common Stock shall be subject to a right of first refusal in favor of Ener1 and subject to a 5 business day refusal period from the date of ITOCHU's written notice to Ener1 in which case Ener1 must purchase all, but not less than all, of such Common Stock at the market price (or on the same terms and conditions as a bona-fide third party offer if higher), otherwise ITOCHU shall be free immediately upon lapse of such 5 business day period for a period of 60 days to transfer such Common Stock on the same terms provided to Ener1, after which such shares will again be subject to the refusal right of Ener1 for the duration of the refusal period if not transferred. After any permitted transfer of the Common Stock by ITOCHU, such Common Stock shall cease to be subject to the restrictions under this Section 3.3(c). Ener1 shall register with the United States Securities and Exchange Commission the resale the Common Stock constituting the Stock Consideration in accordance with the provisions set forth in **Schedule 3.3(c)** attached hereto.

SECTION 4

Purchase and Sale of Certain Assets of the Company

4.1 *Purchase and Sale of the Company Assets.*

(a) At the Closing, Ener1 and EnerStruct shall enter into the Asset Transfer Agreement, pursuant to which the Ener1 shall purchase from the Company, and the Company shall sell, transfer and convey to Ener1 the assets (the "**Assets**") set forth on **Schedule 1** attached to the Asset Purchase Agreement (the "**Asset List**") and all of the Company's right, title and interest therein in exchange for the Purchase Price. Ener1 may assign its rights under the Asset Transfer Agreement to a Japanese subsidiary of Ener1, provided that Ener1 remains jointly and severally liable for the assignee's performance of Ener1's obligations set forth in such Agreement.

(b) At the Closing, Ener1 agrees to assume and become responsible for all liabilities, if any, listed on the Asset List.

4.2 *Purchase Price.* The purchase price for the Assets (the "**Purchase Price**") shall be the sum of JPY1 payable by Ener1 in cash to the Company at Closing.

4.3 *NEDO Assets.*

To the extent the NEDO Assets set forth on **Schedule 4.3** are not available for sale to Ener1 at the Closing and listed on the Asset List, the Parties shall discuss in good faith during the wind-up and dissolution of the Company whether the NEDO Assets may be sold to Ener1 during such period and upon what terms (including the purchase price for such NEDO Assets), subject also to NEDO consent and other applicable NEDO terms and conditions.

4.4 *EnerStruct Personnel.*

Subsequent to the Closing Date, Ener1 will make offers of employment to those employees of the Company selected by Ener1. The Company will use reasonable efforts to encourage such employees to accept Ener1's offer of employment. All employment arrangements between Ener1 and the employees hired by the Company will be negotiated directly between such employees and Ener1. Ener1 has no obligation to offer employment any of the Company's employees. After the Closing, for a period of 30 calendar days, the Company shall retain in its employ at Ener1's sole cost and expense the employees identified by Ener1 who have received or will receive offers of employment by Ener1. Upon the lapse of such 30 day period, whether or not such employees have accepted any offers of employment, Ener1 shall pay EnerStruct by the end of such period amounts invoiced by EnerStruct for retaining such employees (salaries, benefits, taxes, etc.) and EnerStruct shall have no further obligation to retain such employees.

SECTION 5

Wind-Up and Dissolution of the Company

5.1 *Windup and Dissolution.*

As soon as practicable after the Closing the Company shall be wound-up and dissolved under the direction of ITOCHU, provided however, that to facilitate Ener1's purchase and removal of the NEDO Assets from the Company, the Company shall not be wound up and dissolved for at least 60 days after the Closing or until such time as the NEDO Assets are purchased and removed from the Company's premises by Ener1, if earlier. During such period, Ener1 shall pay all operating costs of the Company in connection with keeping the Company a going concern when and as requested by the Company, including, without limitation, rent and overhead costs such as maintenance, electricity and water and other costs such as materials and labor if the NEDO Assets will be used in the premises during such period. After the lapse of the aforementioned period, the Parties agree to take all actions reasonable and necessary to effectuate the orderly and timely wind-up and dissolution of the Company, and ITOCHU and Ener1 agree to vote their shares of the Company and to furnish such additional information and to execute and deliver any other documents as are necessary or advisable to accomplish the foregoing.

5.2 *Expenses.*

ITOCHU and Ener1 agree to respectively share all remaining liabilities of the Company and costs and expenses (including professionals' fees) in connection with the wind-up and liquidation of the Company (collectively, "**Liquidation Expenses**") (other than the costs and expenses set forth in Section 5.1 above which shall be borne by Ener1) on an equal 50-50 basis in cash when and as such

amounts are due and payable. Each of Ener1 and ITOCHU shall pay their respective portions of the Liquidation Expenses promptly upon receiving an invoice or request for such expenses by the Company. For the avoidance of doubt, neither of Ener1 nor ITOCHU shall be responsible for the other Party's portion of Liquidation Expenses nor shall either Party be obligated to advance Liquidation Expenses on behalf of the other.

5.3 *Credit of the Ener1 Loan.*

As of the Closing, the JPY20,000,000 balance payable by the Company to Ener1 pursuant to the Ener1 Loan shall be credited to Ener1's portion of the Liquidation Expenses. Notwithstanding the foregoing, Ener1 shall remain responsible for its portion of the Liquidation Expenses, if any, that exceeds JPY20,000,000. The Ener1 Loan and the remaining balance, if any, at the time of completion of liquidation and dissolution of the Company, shall be terminated at such time.

SECTION 6

Additional Covenants

6.1 *Approvals and Consents.*

(a) The board of directors of the Company shall have approved by the date of this Agreement, this Agreement and the transactions contemplated hereby, including without limitation the EnerStruct IP Assignment and the Asset Transfer Agreement, and the SBIC Share Transfers.

(b) Each of ITOCHU, Ener1 and SBIC shall have approved by the Closing the purchase and sale of the Assets and the transfer of the EnerStruct IP as contemplated herein. In addition, SBIC shall have submitted a written request to the board of directors to the Company effectuate the SBIC Share Transfers.

(c) To the extent authorizations, consents and approvals or Governmental Authorizations ("**Consents**") of any governmental Body or authority or third party are required to be obtained in order to effectuate the transactions contemplated by this Agreement, the Parties agree to cooperate and use best efforts to obtain such Consents as soon as possible after Closing if such Consents are not obtained as of the Closing.

6.2 *Ener1 Company Directors.*

At and as of the Closing, Ener1's directors shall have duly resigned from the board of directors of the Company.

6.3 *SBIC.*

At the Closing, in consideration for SBIC's agreement to the transactions contemplated by this Agreement and subject to the fulfillment or waiver of Section 8.1(d), SBIC shall be issued a total of 800,000 new shares of Ener1 Common Stock (the "**SBIC Payment**"), 400,000 shares of which shall be from the Stock Consideration payable to ITOCHU and deemed to be ITOCHU's portion of the SBIC Payment and 400,000 shares of and which shall be newly issued shares of Ener1 Common Stock and deemed to be Ener1's portion of the SBIC Payment. At the Closing, Ener1 shall issue shares constituting ITOCHU's portion of the SBIC Payment directly to SBIC on behalf of ITOCHU together with shares to SBIC of Ener1 Common Stock constituting Ener1's portion of the SBIC Payment. The Ener1 Common Stock constituting the SBIC Payment shall be issued in the following amounts: (i)

399,076 shares to SBIC Co and (ii) 400,924 Shares to SBIC Partnership. SBIC shall be subject to the restrictions set forth in the SBIC Agreement.

6.4 *Effect of the Closing; Termination of the Joint Venture.*

Concurrent with the Closing, the Parties hereby agree that JV Agreements shall be deemed to be terminated and of no further force or effect and the relationship between Ener1 and ITOCHU shall not be construed to give either the power to direct and control the day-to-day activities of the other or constitute each of them as partners, joint venturers, otherwise as participants in a joint or common undertaking with respect to the Company or otherwise. Notwithstanding the foregoing, neither ITOCHU nor Ener1 shall be relieved of their obligations to perform in accordance with this Agreement.

6.5 *Further Assurances; Cooperation.*

Each of the Parties shall from time to time, at the reasonable request of the other Parties, and without further consideration (unless otherwise provided for under this Agreement or in the Ancillary Agreements), execute and deliver such instruments, cooperate and take such actions (as a shareholder of the Company or otherwise) as may be reasonably necessary to effectuate the transactions contemplated by this Agreement after the Closing.

SECTION 7

Representations and Warranties

7.1 *Representations and Warranties of the Parties.*

Each of the Parties hereby represents and warrants to the other Parties that the following is true and correct as of date of this Agreement and as of the Closing Date:

(a) *Organization.*

Such Party is a corporation duly organized and validly existing under the laws of jurisdiction in which it is incorporated and has the requisite corporate power and authority to execute and deliver this Agreement and to its Knowledge has complied with all Legal Requirements necessary to perform its obligations under this Agreement and the Ancillary Agreements.

(b) *Authorization.*

All corporate action on the part of each of such Party and its directors, officers and stockholders necessary for the due authorization, execution and delivery of this Agreement and the Ancillary Agreements and the performance of all of its obligations under this Agreement and the Ancillary Agreements has been taken. This Agreement and the Ancillary Agreements, when executed and delivered by such Party, shall constitute valid and binding obligations of such Party, enforceable in accordance with their respective terms.

(c) *Consents.*

To the Knowledge of such Party, no consent, approval or authorization of or designation, declaration or filing with any Governmental Body or any third party on the part of such Party is

required in connection with the valid execution and delivery of this Agreement or the consummation of any other transaction contemplated by this Agreement.

(d) *Compliance with Other Instruments.*

The execution, delivery and performance of this Agreement by each of the Parties does not conflict with or give rise to a default or any event which, with the giving of notice or passage of time or both, would constitute a default under any material Contract to which such Party is a party.

7.2 *Additional Representations and Warranties of Ener1.*

Ener1 hereby represents and warrants that the following is true and correct as of the Closing Date:

(a) *New Ener1 Shares.* The new shares of Ener1 Common Stock constituting the Stock Consideration, when delivered to ITOCHU and SBIC in accordance with this Agreement, will be validly issued, fully paid and nonassessable, and shall be free and clear of Encumbrances, except as set forth in Section 3.3(c) of this Agreement.

(b) *Solvency.* The execution, delivery and performance of this Agreement and the Ancillary Agreements shall not render Ener1 insolvent or otherwise unable to satisfy its obligations in the ordinary course of business. Ener1 is not, as of the Closing Date, insolvent or unable to satisfy its obligations in the ordinary course of business.

SECTION 8

Conditions Precedent to Closing; Termination

8.1 *Conditions Precedent.*

The respective obligations of each Party to consummate the Closing shall be subject to the satisfaction of each of the following conditions:

(a) the representations and warranties set forth in Section 7 above of the other Parties shall be true and correct in all material respects at and as of the Closing Date;

(b) each of the other Parties shall have performed and complied with all of its covenants in all material respects through the Closing;

(c) all of the closing deliveries set forth in Section 2.1 above shall have been made;

(d) SBIC shall have (i) executed and delivered to each of Ener1 and ITOCHU, which shall have been countersigned by each of Ener1 and ITOCHU, an agreement acceptable to Ener1 and ITOCHU consenting to certain transactions contemplated herein and providing for the SBIC Share Transfers (the "**SBIC Agreement**"), and (ii) performed the actions required of SBIC set forth in the SBIC Agreement and in Section 6.1(b) above;

(e) neither the consummation nor the performance of this Agreement or the transactions contemplated hereby, will directly or indirectly materially contravene, or conflict with, or result in a material violation of any applicable Legal Requirements;

(f) since the date of this Agreement, there shall not have commenced or threatened against any Party any proceeding involving any challenge to, or seeking damages or other relieve in connection with, any of the transactions contemplated by this Agreement or that may have the effect of preventing, delaying, making illegal or otherwise interfering with any of the transactions contemplated by this Agreement;

(g) with respect to ITOCHU's obligation to consummate the Closing, the assignment of the EnerStruct IP to ITOCHU shall have become effective by the execution and delivery by EnerStruct of the EnerStruct IP Assignment and the delivery by EnerStruct to ITOCHU of a certified copy of or other evidence satisfactory to ITOCHU of the recordation of the Certificate of Patent Assignment with the Japanese Patent Office;

(h) with respect to ITOCHU's obligation to consummate the Closing, ITOCHU's board of directors approval of the windup and dissolution of the Company as contemplated by this Agreement shall have been obtained.

8.3 *Termination.*

Certain of the Parties may terminate this Agreement as provided below:

(a) Ener1 and ITOCHU may terminate this Agreement by mutual written consent at any time prior to Closing;

(b) Ener1 or ITOCHU may terminate this Agreement by giving written notice to the other at any time prior to Closing, in the event that any other Party has materially breached a representation, warranty or covenant in this Agreement or the Closing shall not have occurred on or before September 30, 2007 by reason of the failure of any condition precedent under Section 8.1 above. Notwithstanding the foregoing, if the additional time is required to accommodate legal issues, the Parties will discuss in good faith to allow for an extension of the Closing of no more than 30 days.

8.4 *Effect of Termination.*

If any Party terminates this Agreement pursuant to Section 8.3 above, all rights and obligations of the Parties hereunder shall terminate without any liability of the Party (except for any liability of any Party then in breach); provided, however, that Section 3.1 (Assignment of Company Intellectual Property with respect to the reinstatement of the ITOCHU Note and assignment of the EnerStruct IP back to EnerStruct), Section 9 (Limitation of Liability) and Section 10 (Miscellaneous) hereof shall survive. In no event, however, shall ITOCHU have any liability to any other Party or otherwise for its failure to obtain the board of directors approval described in Section 8.2(h) above. In addition, provided that ITOCHU's board of directors has provided approval to do so, as soon as practicable after the termination of this Agreement, the Company shall be wound up and dissolved. In such case, the Parties agree to take all actions reasonable and necessary to effectuate the orderly and timely wind-up and dissolution of the Company, and ITOCHU and Ener1 agree to vote their shares of the Company and to furnish such additional information and to execute and deliver any other documents as are necessary or advisable to accomplish the foregoing.

SECTION 9

Limitation of Liability

9.1. *Limitation of Liability.*

IN NO EVENT SHALL ANY PARTY BE LIABLE FOR CONSEQUENTIAL, INDIRECT, PUNITIVE OR SPECIAL DAMAGES TO ANY OTHER PARTY, INCLUDING LOST REVENUES OR PROFITS OR LOST BUSINESS ARISING OUT OF OR RELATED TO THIS AGREEMENT, HOWEVER CAUSED, UNDER ANY THEORY OF LIABILITY EVEN IF THE OTHER PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES.

SECTION 10

Miscellaneous

10.1 *Amendment, Omissions.* Neither this Agreement nor any term hereof may be amended other than by a written instrument referencing this Agreement and signed by the Parties hereto. No delay or omission to exercise any right, power or remedy accruing to any Party to this Agreement upon any breach or default of any other Party under this Agreement shall impair any such right, power or remedy of such non-defaulting Party, nor shall it be construed to be a waiver of any such breach or default, or an acquiescence therein, or of or in any similar breach or default thereafter occurring, nor shall any waiver of any single breach or default be deemed a waiver of any other breach or default theretofore or thereafter occurring. Any waiver, permit, consent or approval of any kind or character on the part of any Party of any breach or default under this Agreement, or any waiver on the part of any Party of any provisions or conditions of this Agreement, must be in writing, signed by the Party granting such waiver, permit, consent or approval, and shall be effective only to the extent specifically set forth in such writing. All remedies, either under this Agreement or by law or otherwise afforded to any Party to this Agreement, shall be cumulative and not alternative.

10.2 *Notices.* All notices and other communications required or permitted hereunder shall be in writing and shall be mailed by registered or certified airmail, postage prepaid, sent by facsimile or by international air courier addressed:

(a) if to ITOCHU:

ITOCHU Corporation
5-1, Kita-Aoyama 2-chome
Minato-ku, Tokyo 107-8077 Japan
Attn: Mr. Masato Nakamura
Fax: 81-3-3497-2345

(b) if to Ener1:

Ener1, Inc.
500 West Cypress Creek Road, Suite 100
Ft. Lauderdale, Florida 33309 USA
Attn: Chief Executive Officer and Chief Financial Officer
Fax: 1-954-202-2884

(b) if to the Company:

EnerStruct, Inc.
KSP Bldg. R&D C-335, 3-2-1 Sakado,
Takatsu-ku, Kawasaki-shi
Kanagawa, 213-0012 Japan
Attn: Mr. Satoshi Kohara
Fax: 81-44-811-2215

Any such notice or communication shall be deemed to have been received (A) in the case of mailing, on the business day it is received by the recipient, (B) in the case of delivery via facsimile, 1 business day after the date of transmission provided that said transmission is confirmed by answerback from the receiving machine, and (C) in the case of a national (if the recipient is located in the same country) or an international courier service, on the 2nd business day after the date of dispatch.

10.3 *Public Announcement.* Any public announcements or similar publicity with respect to this Agreement, any of the Ancillary Agreements, or the transactions contemplated hereunder or thereunder by any Party to this Agreement or the Ancillary Agreements ("**Public Announcement**"), will be issued only with the prior consent of the other Parties; provided, that each Party hereto may make any such announcement which it in good faith believes, based on advice of legal counsel, is necessary in connection with any legal requirements, it being agreed that each Party shall provide the other Parties hereto with copies of any such announcement in advance of such issuance. Without limiting the foregoing, Parties hereto shall ensure that their affiliates comply with this provision.

10.4 *Governing Law.* This Agreement shall be governed in all respects by the laws of Japan, without giving effect to any choice of law or conflict of law provision or rules.

10.5 *Expenses.* Except as specifically provided herein, each of the Parties hereto will bear their own respective expenses in connection with the transactions contemplated by this Agreement.

10.6 *Successors and Assigns.* This Agreement, and any and all rights, duties and obligations hereunder, shall not be assigned, transferred, delegated or sublicensed by any Party without the prior written consent of the other Parties. Except as provided herein, any attempt by a Party to assign, transfer, delegate or sublicense any rights, duties or obligations that arise under this Agreement without the prior written consent of the other Parties shall be void. Subject to the foregoing and except as otherwise provided herein, the provisions of this Agreement shall inure to the benefit of, and be binding upon, the successors and permitted assigns of the Parties.

10.7 *Entire Agreement.* This Agreement, including the Exhibits and Schedules attached hereto, constitutes the full and entire understanding and agreement among the Parties with regard to the subjects hereof and therof, superseding all prior or contemporaneous agreements, arrangement or understandings, whether written or oral, with respect thereto. No Party shall be liable or bound to any other Party in any manner with regard to the subjects hereof or thereof by any warranties, representations or covenants except as specifically set forth herein or therein.

10.8 *Severability.* If any provision of this Agreement becomes or is declared by an arbiter or a court of competent jurisdiction to be illegal, unenforceable or void, portions of such provision, or such provision in its entirety, to the extent necessary, shall be severed from this Agreement, and such arbiter or court will replace such illegal, void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the same economic, business and other

purposes of the illegal, void or unenforceable provision. The balance of this Agreement shall be enforceable in accordance with its terms.

10.9 *Counterparts*. This Agreement may be executed in any number of counterparts, each of which shall be enforceable against the Parties actually executing such counterparts, and all of which together shall constitute one instrument. This Agreement may also be executed and delivered by facsimile signature and in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

10.10 *Jurisdiction; Venue*. The Parties agree to submit all disputes arising out of or otherwise related to this Agreement to binding arbitration in accordance with the Commercial Arbitration Rules of the International Chamber of Commerce (the "**Rules**") by three arbitrators, one arbitrator to be appointed respectively by each of the involved Parties if there are two Parties (or if all three Parties are involved, then each of ITOCHU and Ener1 shall select one arbitrator each) and the third arbitrator to be appointed by mutual agreement of the two selected arbitrators, or if there is no mutual agreement within 30 days of the selection of such arbitrators, the third arbitrator shall be appointed in accordance with such Rules; provided that the arbitration proceeding will be held in Tokyo, Japan and shall be conducted in the English language. The expenses of arbitration (including, without limitation, reasonable attorney's fees) shall be borne by the non-prevailing Party or Parties. Any judgment upon the award rendered by the arbitrators may be entered in any court having jurisdiction, or application may be made to such court for a judicial acceptance of the order of enforcement, as the case may be.

[Signature Page Follows.]

IN WITNESS WHEREOF, this Agreement is executed as of the date first written above.

ITOCHU CORPORATION

By:__________________________

Name: __________________________

Title:__________________________

ENER1, INC.

By:__________________________

Name: __________________________

Title:__________________________

ENERSTRUCT, INC.

By:__________________________

Name: __________________________

Title:__________________________

SCHEDULES

1.1 Definitions

3.3(c) Registration Provisions

4.3 NEDO Assets

EXHIBITS

1. ITOCHU License Agreement

2. Asset Transfer Agreement

3. EnerStruct IP Assignment Agreement

Schedule 1.1

Definitions

All section references refer to those set forth in the Agreement.

"**Ancillary Agreements**" means the ITOCHU License Agreement, EnerStruct IP Assignment Agreement and the Asset Transfer Agreement..

"**Agreement**" is defined in the introduction of the Joint Venture Termination Agreement to which this Schedule is attached.

"**Asset List**" shall have the meaning set forth in Section 4.1.

"**Assets**" shall have the meaning set forth in Section 4.1.

"**Assets Transfer Agreement**" shall have the meaning set forth in Section 2.2(b)(4).

"Cash Consideration" shall have the meaning set forth in Section 3.3(a).

"**Contracts**" means any oral or written agreement, contract, obligation, promise or undertaking that is legally binding including, without limitation, contracts that involve indebtedness or any amendment, supplement, and modification in respect of any of the foregoing.

"**Closing**" is defined in Section 2.1(b).

"**Closing Date**" means the date on which the Closing actually occurs.

"**Encumbrance**" means any charge, claim, community property interest, condition, equitable interest, lien, option, pledge, security interest, right of first refusal, purchase rights, commitments, or restriction of any kind, including, without limitation, any restriction on use, voting, transfer, receipt of income, or exercise of any other attribute of ownership.

"**EnerStruct IP**" means the Japanese patent applications listed on Exhibit A of the EnerStruct License Agreement and the Know-How Book.

"**EnerStruct IP Assignment**" shall have the meaning set forth in Section 2.2(c)(2).

"**Ener1 Loan**" means that certain loan made on or around June 22, 2007 by Ener1 to the Company in the aggregate principal sum of Twenty Million Japanese Yen (JPY20,000,000) together with accrued interest.

"**Ener1 License Agreement**" means that certain License and Royalty Agreement dated July 25, 2003 between Ener1 and Ener1 Battery Company on the one hand, and ITOCHU on the other, and which has since been contributed by ITOCHU to the Company.

"**Governmental Authorization**" means any approval, consent, license, permit, waiver, or other authorization issued, granted, given, or otherwise made available by or under the authority of any Governmental Body or pursuant to any Legal Requirement.

"**Governmental Body**" means any:

(a) nation, state, county, city, town, district, or other jurisdiction of any nature;

(b) federal, state, local, municipal, foreign, or other government;

(c) governmental or quasi-governmental authority of any nature (including any governmental agency, branch, department, official, or entity and any court or other tribunal);

(d) multi-national organization or body; or

(e) body exercising, or entitled to exercise, any administrative, executive, judicial, legislative, police, regulatory, or taxing authority or power of any nature.

"**IP**" means the EnerStruct IP and the ITOCHU IP, collectively.

"**ITOCHU IP**" means patent applications and issued patent listed as items 1 through 4 on Exhibit A of the ITOCHU License Agreement:

"**ITOCHU License Agreement**" means that certain license agreement in the form attached as **Exhibit 2** to the Agreement, pursuant to which ITOCHU grants certain rights in respect of the IP to Ener1.

"**ITOCHU Notes**" means those certain promissory notes dated November 15, 2006 and March 16, 2007 in the aggregate principal sum of One Hundred Eighty Million Japanese Yen (JPY180,000,000), together with accrued interest.

"**JV Agreements**" means the following agreements:

(a) the Master Agreement;

(b) the Shareholder Agreement;

(c) the Predecessor ITOCHU License; and

(d) the Ener1 License Agreement.

"**Know-How Book**" has the meaning set forth in the ITOCHU License Agreement.

"**Knowledge**" means actual knowledge without independent investigation.

"**Legal Requirement**" means any national, federal, state, local, municipal, foreign, international, multinational, or other administrative order, constitution, law, ordinance, principle of common law, regulation, statute, or treaty.

"License Consideration" means the Cash Consideration and Stock Consideration to be paid by Ener1 to ITOCHU in connection with the ITOCHU License Agreement as described in Section 3.3(a).

"**Liquidation Expenses**" shall have the meaning set forth in Section 5.2.

"**Master Agreement**" means that certain Master Agreement dated July 25, 2003 between ITOCHU and Ener1.

"**NEDO**" means the New Energy and Industrial Technology Development Organization established by the Japanese government.

"NEDO Assets" means assets of the Company that are funded by NEDO and listed on **Schedule 4.3**.

"**Predecessor ITOCHU License**" means that certain License and Royalty Agreement dated July 25, 2003 between ITOCHU and the Company.

"**Purchase Price**" shall have the meaning set forth in Section 4.2.

"**SBIC**" means SBIC Co and SBIC Partnership collectively.

"**SBIC Co**" means Tokyo Small and Medium Business Investment & Consultation Co. Ltd. (東京中小企業投資育成株式会社).

"**SBIC Partnership**" means Tokyo SBIC Investment in Academic Liaison with Industry Limited Partnership 1 (東京投資育成産学連携一号投資事業有限責任組合).

"**SBIC Payment**" has the meaning set forth in Section 6.3.

"**SBIC Share Transfers**" shall have the meaning set forth in Section 2.2(c)(4).

"**Shareholders Agreement**" means that certain Shareholders Agreement dated July 25, 2003 between ITOCHU and Ener1.

"**Shareholders Consent**" shall have the meaning set forth in Section 2.2(a)(3).

"Stock Consideration" shall have the meaning set forth in Section 3.3(a).

****

Schedule 3.3(c)

Registration Obligations

1. *Registration*. If, prior to the Termination Date (as defined below), Ener1 files a registration statement for the resale of shares of Common Stock, and there does not exist, at the time of such filing, an effective registration statement covering the resale by ITOCHU of the shares of Common Stock constituting the Stock Consideration (the "**New Ener1 Shares**"), Ener1 shall provide ITOCHU with reasonable advance notice of the filing of such registration statement and ITOCHU shall have the right (a "**Piggyback Right**") to include the New Ener1 Shares in such registration statement for resale to the public. In the event that ITOCHU has not had the opportunity to exercise its Piggyback Right prior to January 31, 2008, Ener1 will prepare and file, no later than February 15, 2008, a registration statement with the United States Securities and Exchange Commission (the "**Commission**") in compliance with the Securities Act of 1933, as amended, and applicable rules and regulations thereunder (the "**Securities Act**"), registering the resale of all of the New Ener1 Shares by ITOCHU (the "**ITOCHU Registration Statement**"), and use its commercially reasonable efforts to ensure that the ITOCHU Registration Statement is declared effective by the Commission no later than March 31, 2008; provided, however, that Ener1's obligation to file the ITOCHU Registration Statement shall be suspended until the registration statement currently on file with the Commission on Form SB-2 as of June 4, 2007 for certain Selling Shareholders referenced therein, including without limitation, Enable Growth Partners LP and Enable Opportunity Partners LP (the "**Enable Registration Statement**") has become effective or is abandoned. If the Enable Registration Statement does not become effective prior to January 31, 2008, Ener1 shall file the ITOCHU Registration Statement within thirty (30) days of the date on which the Enable Registration Statement is declared effective by the Commission and thereafter use commercially reasonable efforts to ensure that the ITOCHU Registration Statement is declared effective by the Commission as soon as possible thereafter. In the case of each registration statement filed by Ener1 pursuant to this Agreement, Ener1 shall advise ITOCHU in writing as to the filing of each such registration statement and as to the effectiveness thereof. All expenses incurred in connection with registrations, filings, or qualifications pursuant to this **Schedule 3.3(c)**, including all registration, filing, and qualification fees; printers and accounting fees; fees and disbursements of counsel for Ener1 shall be borne and paid by Ener1. In addition, at its expense, Ener1 will use its commercially reasonable efforts to:

(a) keep the ITOCHU Registration Statement effective for a period ending on the later to occur of (i) one year from the date on which the ITOCHU Registration Statement is declared effective by the Commission and (ii) August 31, 2009 (the "**Termination Date**");

(b) prepare and file with the Commission such amendments and supplements to the ITOCHU Registration Statement and the prospectus used in connection with the ITOCHU Registration Statement as may be necessary to comply with the provisions of the Securities Act with respect to the disposition of all securities covered by the ITOCHU Registration Statement for the period ending on the Termination Date;

(c) furnish such number of prospectuses, including any preliminary prospectuses, and other documents incident thereto, including any amendment of or supplement to the prospectus, as ITOCHU from time to time may reasonably request;

(d) register and qualify the securities covered by the ITOCHU Registration Statement under such other securities or blue sky laws of such jurisdiction as shall be reasonably requested by ITOCHU,

and do any and all other acts or things which may be necessary or advisable to enable ITOCHU to consummate the public sale or other disposition of the registered New Ener1 Shares in such jurisdictions; provided that Ener1 shall not be required in connection therewith or as a condition thereto to qualify to do business or to file a general consent to service of process in any such jurisdiction;

(e) notify ITOCHU at any time when a prospectus relating to the New Ener1 Shares is required to be delivered under the Securities Act of the occurrence of any event as a result of which the prospectus included in such registration statement, as then in effect, includes an untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading, and following such notification promptly prepare and furnish to such seller a reasonable number of copies of a supplement to or an amendment of such prospectus as may be necessary so that, as thereafter delivered to the purchasers of such shares, such prospectus shall not include an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading;

(f) provide a transfer agent and registrar for all New Ener1 Shares registered pursuant to such registration statement and a CUSIP number for all such New Ener1 Shares, in each case not later than the effective date of such registration; and

(g) cause all such New Ener1 Shares registered pursuant hereunder to be listed on each securities exchange on which the Common Stock is then listed.

Ener1 shall also use commercially reasonable efforts to maintain and comply with all reporting requirements, filings and other information necessary to permit ITOCHU to sell New Ener1 Shares pursuant to Rule 144 under the Securities Act.

2. *Indemnification.* In the event any New Ener1 Shares are included in the registration statement under this Agreement:

(a) To the fullest extent permitted by law, Ener1, under this Agreement, will, and hereby does, indemnify, hold harmless and defend ITOCHU, its directors, officers, partners, employees, counsel, agents, representatives of, and each Person, if any, who controls, ITOCHU within the meaning of the Securities Act (each, an "**Indemnified Person**"), against any losses, claims, damages, liabilities, judgments, fines, penalties, charges, costs, attorneys' fees, amounts paid in settlement or expenses, joint or several (collectively, "**Claims**"), incurred in investigating, preparing or defending any action, claim, suit, inquiry, proceeding, investigation or appeal taken from the foregoing by or before any court or governmental, administrative or other regulatory agency, body or the Commission, whether pending or threatened, whether or not an indemnified party is or may be a party thereto ("**Indemnified Damages**"), to which any of them may become subject insofar as such Claims (or actions or proceedings, whether commenced or threatened, in respect thereof) arise out of or are based upon: (i) any untrue statement or alleged untrue statement of a material fact in the ITOCHU Registration Statement or any post-effective amendment thereto or in any filing made in connection with the qualification of the offering under the securities or other "blue sky" laws of any jurisdiction in which ITOCHU has requested in writing that Ener1 register or qualify the New Ener1 Shares ("**Blue Sky Filing**"), or the omission or alleged omission to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which the statements therein were made, not misleading or (ii) any untrue statement or alleged untrue statement of a material fact contained in the final prospectus (as amended or supplemented, if Ener1 files any amendment thereof or supplement thereto with the Commission) or the

omission or alleged omission to state therein any material fact necessary to make the statements made therein, in light of the circumstances under which the statements therein were made, not misleading, or (iii) any violation or alleged violation by Ener1 of the Securities Act, the Exchange Act of 1934, as amended, or any other law, including, without limitation, any law relating to the offer or sale of the New Ener1 shares pursuant to a registration statement; *provided, however*, that the foregoing indemnity shall not apply to amounts paid in settlement of any Claim if such settlement is effected without the consent of Ener1 (which consent shall not be unreasonably withheld), nor shall Ener1 be obligated to indemnify any Indemnified Person for any Claim to the extent that such Claim arises out of or is based upon (i) any untrue statement of a material fact or any omission to state a material fact required to be stated in the ITOCHU Registration Statement or necessary to make statements therein not misleading that conforms in all material respects to written information furnished by such person expressly for use in such registration statement, (ii) a failure of such person to deliver or cause to be delivered the final prospectus contained in the ITOCHU Registration Statement and made available by Ener1, if such delivery is required by applicable law or (iii) any violation or alleged violation by such person of the Securities Act, the Exchange Act of 1934, as amended, or any other law, including, without limitation, any law relating to the offer or sale of the New Ener1 shares pursuant to a registration statement. Subject to the immediately preceding proviso, Ener1 shall reimburse ITOCHU and each such Indemnified Person promptly as such expenses are incurred and are due and payable, for any reasonable legal fees or other reasonable expenses incurred by them in connection with investigating or defending any such Claim.

(b) The indemnity contained in 2(a) above shall be in addition to any cause of action, remedy or similar right of the Indemnified Person against the indemnifying party or others under the law.

3. *Assignment*. The rights set forth in this **Schedule 3.3(c)** may be assigned to any transferee or assignee of all or a portion of the New Ener1 Shares or to any subsidiary, or affiliate of ITOCHU with respect to such New Ener1 Shares that are transferred or assigned, except in any such case to the extent that such New Ener1 Shares are transferred pursuant to an effective registration statement or Rule 144 under the Securities Act.

****

Schedule 4.3

NEDO ASSETS

(Attached)

Equipment Under NEDO Grant

Asset Code	Description	Quantity	Depreciation Method	Date for Use	Acquisition Cost	Useful Life (Year)	Rate of Depreciation	Months	Beginning Balance of Net Book Value	Additions	Deductions	Limitation of Depreciation for Tax Purpose	Amount of Depreciation for the Year	Ending Balance of Net Book Value	Accumulated Depreciation
7000920	Charge-Discharge Device	1	Fixed rate	Mar/'07	12,276,923	4	0.438	12	11,828,816			5,181,021	5,181,021	6,647,795	5,629,128
7000930	Charge-Discharge Device	1	Fixed rate	Mar/'07	7,673,077	4	0.438	12	7,393,010			3,238,138	3,238,138	4,154,872	3,518,205
7000940	Battery Auto Assembly Device	1	Fixed rate	Mar/'07	47,250,000	4	0.438	12	45,525,375			19,940,114	19,940,114	25,585,261	21,664,739
7000950	Sheet Cutter TC-003	1	Fixed rate	Mar/'07	15,750,000	4	0.438	12	15,175,125			6,646,704	6,646,704	8,528,421	7,221,579
7000960	Calendar Device	1	Fixed rate	Mar/'07	36,750,000	4	0.438	12	35,408,625			15,508,977	15,508,977	19,899,648	16,850,352
	Total (Except Assets Retirement and Sales)				119,700,000				115,330,951			50,514,954	50,514,954	64,815,997	54,884,003
	Total of Assets Retirement and Sales														
	** Equipment for Experiment and Research **				119,700,000				115,330,951			50,514,954	50,514,954	64,815,997	54,884,003

Exhibit 1

ITOCHU License Agreement

(Attached)

Exhibit 2

Asset Transfer Agreement

(Attached)

Exhibit 3

EnerStruct IP Assignment Agreement

(Attached)